Exhibit 99.1

Amicus Therapeutics Announces Second Quarter 2016

Financial Results and Corporate Updates

Significant Progress with EU Galafold Launch and Regulatory Submissions

Enrollment in Pompe Phase 1/2 Clinical Study on Track with Initial Data Expected in 2H16

Elevation of “Time to Wound Closure” as Co-Primary Endpoint in Ongoing Phase 3 Study of SD-101 for Epidermolysis Bullosa

$130 Million in Equity and Debt Proceeds Since March 31

CRANBURY, NJ, August 9, 2016 — Amicus Therapeutics (Nasdaq: FOLD), a global biotechnology company at the forefront of therapies for rare and orphan diseases, today announced financial results for the second quarter ended June 30, 2016. The Company also provided program updates and reiterated full-year 2016 net cash spend guidance.

“At Amicus Therapeutics our vision is bold — to build a leading global biotechnology company delivering meaningful benefits to people who are living with rare and devastating diseases,” stated John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc. “To execute toward our vision, we are sharply focused on five key strategic priorities for the balance of 2016: 1) a successful Galafold launch in the EU; 2) multiple regulatory submissions for migalastat in the US, Japan and other global territories; 3) the advancement of our clinical programs in Pompe and epidermolysis bullosa, 4) a strengthened balance sheet; and 5) the expansion of our pipeline including a new biologics program for CDKL5. Today at Amicus we have never been in a stronger position with one of the best portfolios of potential first- and/or best-in-class medicines for rare and orphan diseases.”

Second Quarter 2016 Financial Results

•                  Cash, cash equivalents, and marketable securities totaled $214.2 million at June 30, 2016 compared to $165.9 million at March 31, 2016.

•                  Total operating expenses in the second quarter of 2016 increased to $48.5 million compared to $26.9 million for the second quarter 2015 primarily due to increases in commercial costs for the Fabry monotherapy program and the addition of the Phase 3 SD-101 program for epidermolysis bullosa (EB).

•                  Net loss was $51.1 million, or $0.40 per share in the second quarter of 2016, compared to a net loss of $27.1 million, or $0.27 per share, for the second quarter of 2015.

2016 Financial Guidance

Cash, cash equivalents, and marketable securities totaled $214.2 million at June 30, 2016. The Company’s balance sheet was strengthened during the second quarter of 2016 with $57.8 million in net proceeds under the existing at-the-marketing (ATM) financing facility and an additional $30 million in debt under an existing debt facility. Following the second quarter close, the Company raised an additional $39.3 million in net proceeds through the ATM facility and has raised the full $100M allotted for the ATM facility. The Company expects to remain within the original 2016 net cash spend guidance of between $135 million and $155 million.

Program Highlights

Migalastat for Fabry Disease

Migalastat is an oral precision medicine intended to treat Fabry disease in patients who have amenable genetic mutations. As previously announced, the European Commission has granted full approval for migalastat, under the trade name Galafold™, as a first line therapy for long-term treatment of adults and adolescents aged 16 years and older with a confirmed diagnosis of Fabry disease (alpha-galactosidase A deficiency) and who have an amenable mutation.

International Launch and Expanded Access Programs (EAP):

•                  21 patients (naïve and ERT-switch) are being treated with Galafold as of July 31, 2016 on a commercial basis in Germany, as well as through reimbursed expanded access programs (EAPs) including the temporary use authorization (ATU) in France.

•                  Reimbursed EAPs are now available in 2 countries.

•                  Reimbursement dossiers submitted and pricing discussions are now underway in multiple EU member states.

Regulatory Updates:

•                  Japanese new drug application (J-NDA) submission has been accelerated to the first half of 2017. As previously announced, Amicus has received written correspondence following a meeting with the PMDA. The J-NDA will be based upon data from completed clinical studies of migalastat without having to do another study.

•                  Discussions with the U.S. Food and Drug Administration (FDA) have been initiated and the Company expects to provide a U.S. regulatory update in the third quarter of 2016.

•                  Regulatory submissions have been completed in 4 additional territories outside the EU.

Anticipated Upcoming Fabry Disease Program Milestones:

•                  EU commercial reimbursement and EAP in additional territories

•                  Publication of Phase 3 Clinical Study 011 data

•                  Regulatory submissions in additional territories that accept the MAA as basis for submission

•                  U.S. regulatory update

•                  Fabry ERT cell line development and program update

•                  Japanese regulatory submission (J-NDA) on accelerated timeline

ATB200/AT2221 for Pompe Disease

Patient dosing is underway in a global clinical study (ATB200-02) to investigate ATB200/AT2221, a novel treatment paradigm that consists of ATB200, a uniquely engineered recombinant human acid alpha-glucosidase (rhGAA) enzyme with an optimized carbohydrate structure to enhance uptake, co-administered with AT2221, a pharmacological chaperone to improve activity and stability. The study is enrolling 3 cohorts of patients, including ambulatory ERT-switch patients (Cohort 1), non-ambulatory ERT-switch patients (Cohort 2), and ERT-naïve patients (Cohort 3).

Anticipated Upcoming Pompe Disease Program Milestones:

•                  Data from clinical study ATB200-02 in initial ambulatory ERT-switch patients (Cohort 1) on track by year-end 2016

•                  Additional ATB200-02 study data in naïve and non-ambulatory patients (Cohorts 2-3), as well as initial extension-phase data on ambulatory ERT-switch patients, throughout 1H17

SD-101 for Epidermolysis Bullosa (EB)

SD-101 is a novel, late-stage, proprietary topical treatment and potential first-to-market therapy for EB. SD-101 is currently being investigated in a registration-directed Phase 3 study (ESSENCE, also known as SD-005) to support global regulatory submissions. All (100%) patients completing the primary treatment period of the Phase 3 study have elected to continue in the open-label extension study.

SD-101 was granted FDA Breakthrough Therapy designation in 2013 based on results from a Phase 2a study for the treatment of lesions in patients suffering with EB. SD-101 is the first-ever treatment in clinical studies to show improvements in wound closure across all major EB types. The Company began a rolling NDA submission for SD-101 in the fourth quarter of 2015.

Amicus also held a series of discussions with the Dermatology Division of the U.S. FDA regarding proposed revisions to the statistical analysis plan (SAP) while remaining blinded to the Phase 3 ESSENCE study. Based on conversations with FDA and written communication received from the agency, the FDA has agreed to the Company’s proposed revisions. Importantly, the FDA agreed that “Time to Target Wound Closure” may be elevated from a secondary endpoint to a co-primary endpoint (together with the previously specified primary endpoint “Proportion of Patients with Target Wound Closure”). Based on this feedback, the Company believes that study success could potentially be based on achievement of one or both co-primary endpoints, assuming appropriate analytical methodology, and that the overall likelihood of study success has been improved.

Anticipated EB Program Milestones:

•                  Top-line data from the Phase 3 ESSENCE study of SD-101 (4Q16 or 1H17)

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, August 9, 2016 at 8:30 a.m. ET to discuss second quarter 2016 financial results and corporate updates. Interested participants and investors may access the conference call at 8:00 a.m. ET by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international).

An audio webcast and slides can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://ir.amicusrx.com/events.cfm, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. A telephonic replay of the call will be available for seven days beginning at 11:30 a.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 53315677.

About Galafold™ and Amenable Mutations

Galafold™ (migalastat) is a first-in-class chaperone therapy approved in the EU as a monotherapy for Fabry disease in patients with amenable mutations. Galafold works by stabilizing the body’s own dysfunctional enzyme, so it can clear the accumulation of disease substrate in patients who have amenable mutations.  A proprietary in vitro assay (Galafold Amenability Assay) was used to classify more than 800 known GLA mutations as “amenable” or “not amenable” to treatment with Galafold. The current label includes all 269 GLA mutations that have been identified and determined to be amenable based on the Galafold Amenability Assay, which represent between 35% and 50% of the currently diagnosed Fabry population.

Healthcare providers in the EU may access the website www.galafoldamenabilitytable.com to quickly and accurately identify which mutations are categorized as “amenable” or “not amenable” to Galafold. Amicus expects to submit updates to the label as additional GLA mutations are identified and tested in the Galafold Amenability Assay.

Important Safety Information

Treatment with GALAFOLD should be initiated and supervised by specialists experienced in the diagnosis and treatment of Fabry disease. GALAFOLD is not recommended for use in patients with a nonamenable mutation.

•                  GALAFOLD is not intended for concomitant use with enzyme replacement therapy.

•                  GALAFOLD is not recommended for use in patients with Fabry disease who have severe renal impairment (<30 mL/min/1.73 m2). The safety and efficacy of GALAFOLD in children 0–15 years of age have not yet been established.

•                  No dosage adjustments are required in patients with hepatic impairment or in the elderly population.

•                  There is very limited experience with the use of this medicine in pregnant women. If you are pregnant, think you may be pregnant, or are planning to have a baby, do not take this medicine until you have checked with your doctor, pharmacist, or nurse.

•                  While taking GALAFOLD, effective birth control should be used. It is not known whether GALAFOLD is excreted in human milk.

•                  Contraindications to GALAFOLD include hypersensitivity to the active substance or to any of the excipients listed in the PRESCRIBING INFORMATION.

•                  It is advised to periodically monitor renal function, echocardiographic parameters and biochemical markers (every 6 months) in patients initiated on GALAFOLD or switched to GALAFOLD.

•                  OVERDOSE: General medical care is recommended in the case of GALAFOLD overdose.

•                  The most common adverse reaction reported was headache, which was experienced by approximately 10% of patients who received GALAFOLD. For a complete list of adverse reactions, please review the SUMMARY OF PRODUCT CHARACTERISTICS.

•                  Call your doctor for medical advice about side effects.

For further important safety information for Galafold, including posology and method of administration, special warnings, drug interactions and adverse drug reactions, please see the European SmPC for Galafold available from the EMA website at www.ema.europa.eu.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a biotechnology company at the forefront of therapies for rare and orphan diseases. The Company has a robust pipeline of advanced therapies for a broad range of human genetic diseases. Amicus’

lead programs in development include the small molecule pharmacological chaperone migalastat as a monotherapy for Fabry disease, SD-101 for Epidermolysis Bullosa (EB), as well as novel enzyme replacement therapy (ERT) and biologic products for Fabry disease, Pompe disease, and other rare and devastating diseases.

(1)Company filings and Amicus estimates

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of our product candidates, the timing and reporting of results from preclinical studies and clinical trials, the prospects and timing of the potential regulatory approval of our product candidates, commercialization plans, financing plans, and the projected cash position for the Company. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing, and outcomes of discussions with regulatory authorities, and in particular the potential goals, progress, timing, and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: the potential that results of clinical or preclinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities, including the FDA, EMA, and PMDA, may not grant or may delay approval for our product candidates; the potential that we may not be successful in commercializing Galafold in Europe or our other product candidates if and when approved; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; and the potential that we will need additional funding to complete all of our studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACTS:

Investors/Media:

Amicus Therapeutics

Sara Pellegrino

Senior Director, Investor Relations

spellegrino@amicusrx.com

(609) 662-5044

Media:

MWW PR

Sean Conley

sconley@mww.com

(646) 381-9096

Table 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2016	2015	2016	2015

Operating Expenses:
Research and development	$18,281	$17,234	$41,706	$33,347
General and administrative	19,300	8,278	35,001	14,705
Changes in fair value of contingent consideration payable	10,186	100	13,338	1,100
Restructuring charges	8	26	58	36
Loss on extinguishment of debt	—	952	—	952
Depreciation	767	353	1,440	861
Total operating expenses	48,542	26,943	91,543	51,001
Loss from operations	(48,542)	(26,943)	(91,543)	(51,001)
Other income (expenses):
Interest income	331	158	638	329
Interest expense	(1,055)	(338)	(2,000)	(710)
Other expense	(2,237)	(10)	(2,289)	(39)
Loss before income tax benefit	(51,503)	(27,133)	(95,194)	(51,421)
Income tax benefit	453	—	453	—
Net loss	(51,050)	(27,133)	(94,741)	(51,421)

Net loss – basic and diluted	$(0.40)	$(0.27)	$(0.75)	$(0.53)
Weighted-average common shares outstanding – basic and diluted	129,122,175	99,994,125	127,160,943	97,888,573

Table 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	June 30, 2016	December 31, 2015
Assets:
Current assets:
Cash and cash equivalents	$63,656	$69,485
Investments in marketable securities	150,494	144,548
Inventories	194	—
Prepaid expenses and other current assets	3,330	2,568
Total current assets	217,674	216,601
Property and equipment, less accumulated depreciation of $14,284 and $13,353 at June 30, 2016 and December 31, 2015, respectively	10,178	6,178
In-process research & development	486,700	486,700
Goodwill	197,797	197,797
Other non-current assets	1,657	1,108
Total Assets	$914,006	$908,384

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$23,828	$32,216
Contingent consideration payable, current portion	56,000	41,400
Other current liabilities	631	—
Total current liabilities	80,459	73,616

Deferred reimbursements	35,756	35,756
Due to related party	43,443	41,601
Unsecured notes payable	21,851	—
Contingent consideration payable, less current portion	220,300	232,677
Deferred tax liability	176,219	176,219
Other non-current liabilities	1,735	681

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 250,000,000 authorized, 134,408,526 shares issued and outstanding at June 30, 2016, 250,000,000 shares authorized, 125,027,034 shares issued and outstanding at December 31, 2015	1,399	1,306
Additional paid-in capital	990,032	917,454
Accumulated other comprehensive loss:
Foreign currency translation adjustment, less tax benefit of $453 at June 30, 2016	842	—
Unrealized gain/ (loss) on available-for securities	201	(115)
Warrants	16,076	8,755
Accumulated deficit	(674,307)	(579,566)
Total stockholders’ equity	334,243	347,834
Total Liabilities and Stockholders’ Equity	$914,006	$908,384

FOLD–G